Exhibit 99.1

                                   [IEC LOGO]

     105 Norton Street o PO Box 271 o Newark, NY 14513 o Ph: (315) 331-7742
                  Fax: (315) 331-3547 o www.iec-electronics.com

               IEC ANNOUNCES FIRST QUARTER PROFIT FOR FISCAL 2005

Newark, NY - January 24, 2005 - IEC Electronics Corp. (IECE.OB) announced today its results for the first quarter of fiscal 2005, ending December 31, 2004.

IEC reported net income of $82,000 or $0.01 per share on revenue of $6.2 million for the quarter. This compares to a net income of $132,000 or $0.02 per share on revenue of $6.5 million for the same quarter a year ago.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Although our profit was modest, we have made substantial progress in rebuilding the Company. Last year we were trying to deal with the loss of Motorola. We needed to reduce our costs and refocus our sales activities, and will continue to do so as required. Some of the programs we have put into place are starting to take hold. We embarked upon a lean-manufacturing program late last year, and we should see the benefits from that as the year moves on. We expect that our gross margin will improve over the balance of the year as our revenue increases."

Gilbert further added, "The loss of a major customer takes time to replace and we have started to do just that with a focused marketing thrust. We have strengthened our balance sheet and our lending relationships. Last week we announced the refinancing of our long-term debt with Keltic Financial Corp. We consolidated the debt held by Sun Trust and were able to reduce our borrowing rate of interest. During the quarter we completed revamping our senior management team. Donald Doody, formerly of Plexus Corporation, joined us as Vice President of Operations. We continue to move forward and are cautiously optimistic about what we see on the horizon. "

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's first quarter 2005 results can be found on its web site at www.iec-electronics.com/1st-quarter05release.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2004 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:  Heather Keenan
          IEC Electronics Corp.
          (315) 332-4262
          hkeenan@iec-electronics.com